Exhibit 99.1

PRESS RELEASE

Dated: April 4, 2006

FOR IMMEDIATE DISTRIBUTION

CONTACT: Joseph D. Borgerding

President and Chief Executive Officer

434-292-8100 or joe.borgerding@greatbanksva.com

Citizens Bank and Trust Company Applies for Banking Office
in South Hill, Virginia

BLACKSTONE, VA – Joseph D. Borgerding, President and Chief Executive Officer of Citizens Bank and Trust Company, the subsidiary of Citizens Bancorp of Virginia, Inc. announced today that an application will be filed with the Bureau of Financial Institutions for the Commonwealth of Virginia and the Federal Reserve Bank of Richmond for permission to establish a banking office at 622 East Atlantic Street in South Hill, Virginia. Subject to regulatory approval the Bank would open the 3,400 square foot banking office in the fourth quarter of this year, offering a wide array of banking products and services, including drive-up teller services and an ATM.

Mr. Borgerding indicated that during the Bank’s strategic planning process, the community of South Hill was identified as a strong potential market for Citizens Bank and Trust Company. After additional research, the Bank determined that the South Hill market is a logical extension of its existing footprint. Citizens Bank has a strong corporate commitment to each of the communities it serves and looks forward to becoming a part of this dynamic growing community.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $273 million in assets as of December 31, 2005. Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest independent bank in Virginia. The bank has ten banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, and the City of Colonial Heights, which provide financial services to individuals and small to medium size businesses. Citizens Bancorp of Virginia, Inc. stock trades on the OTC:BB under the symbol “CZBT”.

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This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements. Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.